Exhibit 99.1
CONTACTS:
Investor Relations
(718)709-2202
ir@jetblue.com
Corporate Communications
(718) 709-3089
CorporateCommunications@jetblue.com
JETBLUE ANNOUNCES 9.3% OPERATING MARGIN; FIRST PROFIT IN THE FIRST QUARTER SINCE 2005
New York, NY (April 23, 2009) — JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the first quarter 2009:
•	Operating income for the quarter was $73 million, resulting in a 9.3% operating margin, compared to operating income of $17 million and a 2.2% operating margin in the first quarter of 2008.

•	Pre-tax income for the quarter was $20 million, which includes a special charge of $8 million related to the valuation of JetBlue’s auction rate securities. Excluding this special charge, JetBlue’s pre-tax income for the quarter would have been $28 million. This compares to a pre-tax loss of $16 million in the first quarter of 2008.

•	Net income for the first quarter was $12 million, or $0.05 per diluted share. Excluding the special charge, JetBlue’s net income for the quarter would have been $20 million, or $0.08 per diluted share. This compares to JetBlue’s first quarter 2008 net loss of $10 million, or $0.05 per diluted share.
“Thanks to the tremendous efforts of our crewmembers, we reported our first profitable first quarter in four years,” said Dave Barger, JetBlue’s CEO. “Despite a challenging economic environment, we continued to outperform the industry in unit revenue growth during the quarter. We believe our unique value proposition, strong brand, and award-winning customer service will continue to differentiate JetBlue within the industry.”
Operational Performance
Operating revenues for the quarter totaled $793 million, representing a decline of 2.9% over the first quarter of 2008 driven in part by a 5.4% decline in capacity. For the first quarter, revenue passenger miles decreased 8.0% to 6.0 billion, resulting in a first quarter load factor of 76.0%, a decrease of 2.2 points year over year.
Yield per passenger mile in the first quarter was 11.69 cents, up 2.5% compared to the first quarter of 2008. Passenger revenue per available seat mile (PRASM) for the first quarter 2009 remained flat on a year over year basis at 8.89 cents and operating revenue per available seat mile (RASM) increased 2.7% year-over-year to 9.98 cents.

Operating expenses for the quarter decreased 9.9%, or $79 million, over the prior year period. JetBlue’s operating expense per available seat mile (CASM) for the first quarter decreased 4.8% year-over-year to 9.06 cents. Excluding fuel, CASM increased 8.9% to 6.36 cents.
Fuel Expense and Hedging
JetBlue modified its fuel hedge portfolio at the end of 2008. During the first quarter, approximately 9% of JetBlue’s fuel consumption was hedged, resulting in a realized fuel price of $1.96 per gallon, a 25.9% decrease over first quarter 2008 realized fuel price of $2.65. JetBlue realized $56 million in fuel hedging losses during the first quarter.
“By restructuring our fuel hedge portfolio at the end of last year, we essentially prepaid a portion of our 2009 fuel expense during 2008,” said Ed Barnes, JetBlue’s CFO. “As a result, we realized significant cash savings from lower fuel prices during the first quarter.”
JetBlue has hedged approximately 8% of its remaining projected fuel requirements for 2009. JetBlue expects an average price per gallon of fuel, including the impact of hedges, of $1.93 in the second quarter and $1.90 for the full year 2009. At the end of the first quarter, JetBlue had posted approximately $63 million in cash collateral with fuel hedge counterparties related to its remaining 2009 fuel hedge contracts.
Balance Sheet Update
JetBlue ended the first quarter with approximately $634 million in cash and cash equivalents. In addition, JetBlue had $221 million of auction rate securities, net of unrealized losses, at the end of the quarter. JetBlue recorded an $8 million accounting charge in the first quarter to reflect a decline in the market value of some of its auction rate securities. The accompanying financial tables contain further information regarding this charge.
Effective January 1, 2009, JetBlue adopted FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), or FSP APB 14-1. This FSP required a change in accounting for certain of JetBlue’s convertible debt instruments, resulting in the reclassification of a portion of them to equity and a higher effective interest rate in prior periods. JetBlue’s results for all prior periods presented herein have been adjusted to include the impact of the adoption of this new standard.
“With our continued focus on generating positive free cash flow and maintaining financial strength, we believe we are well positioned to address today’s recessionary environment,” said Barnes. “Despite the economic environment, we expect to earn a profit every quarter this year, which is a testament to the hard work and dedication of our outstanding crewmembers.”
Second Quarter and Full Year Outlook
Looking ahead, for the second quarter of 2009, JetBlue expects to report an operating margin between eight and ten percent. Pre-tax margin for the quarter is expected to be between one and three percent. PRASM is expected to decrease between two and five percent year over year. RASM is expected to decrease between zero and three percent year over year. CASM is expected to decrease between six and eight percent over the year-ago period. Excluding fuel, CASM in the second quarter is expected to increase between 15 and 17 percent year over year. Capacity is expected to decrease between one and three percent in the second quarter and stage length is expected to decrease roughly seven percent over the same period last year.
For the full year 2009, JetBlue expects to report an operating margin between 11 and 13 percent. Pre-tax margin for the full year is expected to be between four and six percent. PRASM for the full year is expected to decrease between one and four percent year over year. RASM for the full year is expected to increase between one and negative two percent year over year. CASM for the full year is expected to decrease between eight and ten percent over full year 2008. Excluding fuel, CASM in 2009 is expected to increase between nine and 11 percent year over year. Capacity for the full year 2009 is expected to be in a range of negative one to positive one percent compared to 2008 and stage length is expected to decrease about four percent over full year 2008.
JetBlue will conduct a conference call to discuss its quarterly earnings today, April 23, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.
About JetBlue
New York-based JetBlue Airways has created a new airline category based on value, service and style. Known for its award-winning service and free TV as much as its low fares, JetBlue is pleased to offer customers Lots of Legroom and super-spacious Even More Legroom seats. JetBlue introduced complimentary in-flight e-mail and instant messaging services on aircraft “BetaBlue,” a first among U.S. domestic airlines. JetBlue is also America’s first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue’s control. Visit www.jetblue.com/promise for details. JetBlue serves 53 cities with 600 daily flights. New service begins to Montego Bay, Jamaica on May 21 and to Los Angeles International Airport on June 17. With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583), TTY/TDD 1-800-336-5530 or visit www.jetblue.com.
This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2008 Annual Report on Form 10-K. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended
	March 31,		Percent
	2009	2008	Change
OPERATING REVENUES
Passenger	$706	$748	(5.7)%
Other	87	68	28.5%

Total operating revenues	793	816	(2.9)%

OPERATING EXPENSES

Aircraft fuel	214	308	(30.5)%
Salaries, wages and benefits	185	178	4.3%
Landing fees and other rents	50	51	(1.6)%
Depreciation and amortization	55	45	21.7%
Aircraft rent	32	32	(0.7)%
Sales and marketing	37	39	(7.2)%
Maintenance materials and repairs	37	33	12.3%
Other operating expenses	110	113	(2.4)%

Total operating expenses	720	799	(9.9)%

OPERATING INCOME (LOSS)	73	17

Operating margin	9.3%	2.2%	7.1	pts.

OTHER INCOME (EXPENSE)
Interest expense	(49)	(59)	(15.9)%
Capitalized interest	2	14	(85.4)%
Interest income and other	(6)	12	(152.7)%

Total other income (expense)	(53)	(33)	61.1%

INCOME (LOSS) BEFORE INCOME TAXES	20	(16)

Pre-tax margin	2.5%	(1.9)%	4.4	pts.

Income tax benefit	8	(6)

NET INCOME (LOSS)	$12	$(10)

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$0.05	$(0.05)

Diluted	$0.05	$(0.05)

Weighted average shares outstanding (thousands):
Basic	244,394	214,416
Diluted	274,554	214,416

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS

	Three Months Ended
	March 31,		Percent
	2009	2008	Change

Revenue passengers (thousands)	5,291	5,518	(4.1)%
Revenue passenger miles (millions)	6,040	6,563	(8.0)%
Available seat miles (ASMs) (millions)	7,942	8,395	(5.4)%
Load factor	76.0%	78.2%	(2.2	) pts.
Breakeven load factor (a)	75.6%	82.2%	(6.6	) pts.
Aircraft utilization (hours per day)	12.0	12.9	(7.2)%

Average fare	$133.39	$135.64	(1.7)%
Yield per passenger mile (cents)	11.69	11.40	2.5%
Passenger revenue per ASM (cents)	8.89	8.92	(0.3)%
Operating revenue per ASM (cents)	9.98	9.72	2.7%
Operating expense per ASM (cents)	9.06	9.51	(4.8)%
Operating expense per ASM, excluding fuel (cents)	6.36	5.84	8.9%
Airline operating expense per ASM (cents) (a)	8.83	9.37	(5.8)%

Departures	53,014	52,265	1.4%
Average stage length (miles)	1,064	1,131	(5.9)%
Average number of operating aircraft during period	142.3	136.3	4.4%
Average fuel cost per gallon	$1.96	$2.65	(25.9)%
Fuel gallons consumed (millions)	109	117	(6.1)%
Percent of sales through jetblue.com during period	76.0%	76.7%	(0.7	) pts.
Full-time equivalent employees at period end (a)	10,047	10,165	(0.0)%

(a)	Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.
SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)

	March 31,	December 31,
	2009	2008
Cash and cash equivalents	$634	$561
Total long term investment securities	207	244
Total assets	6,158	6,020
Total debt	3,224	3,145
Stockholders’ equity	1,312	1,266

JETBLUE AIRWAYS CORPORATION
NON-GAAP FINANCIAL MEASURES (b)

	Three Months Ended
	March 31, 2009
	$	Pre-tax margin
	(millions)
Income before tax, excluding unrealized holding loss on auction rate securities (ARS)
Income before income taxes, as reported	$20	2.5%

Unrealized holding loss of ARS	8	1.1%

Income before taxes, excluding ARS related charges	$28	3.6%

	$	Diluted EPS
	(millions)
Net income, excluding unrealized holding loss of ARS
Net income, as reported	$12	$0.05
ARS related charges, net of taxes	8	0.03

Net income, excluding ARS related charges	$20	$0.08

(b)	The first quarter of 2009 includes an unrealized holding loss for the Company’s investments in auction rate securities. In management’s view, it is useful for investors to consider separately the impact of this unrealized loss and our period-to-period fluctuations in our financial performance excluding this charge and to distinguish between those reasons that relate to our ongoing operations and those that are a result of this unrealized holding loss. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP.